UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 12, 2018
COMSTOCK MINING INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada (State or Other Jurisdiction of Incorporation)	001-35200 (Commission File Number)	65-0955118 (I.R.S. Employer Identification Number)
1200 American Flat Road, Virginia City, Nevada 89440
(Address of Principal Executive Offices, including Zip Code)
Registrant’s Telephone Number, including Area Code: (775) 847-5272
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company      ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 12, 2018, the Board of Directors of Comstock Mining Inc. (the “Company”) elected Leo M. Drozdoff as a director of the Company and accepted the resignation of Robert A. Reseigh as a Director of the Company. Both actions were effective as of February 12, 2018.

Mr. Reseigh will remain involved with the Company as a member of a newly established Mining Advisory Committee, to assist in all aspects of technical mining and mine development, along with Mr. Drozdoff and Mr. Dan Kappes.

Mr. Drozdoff, age 52, most recently served as the Director of the Nevada Department of Conservation and Natural Resources from 2010 to 2016, and was a Cabinet member reporting to two Nevada Governors, where Mr. Drozdoff oversaw 900 state employees responsible for Mining, Environmental Protection, Water Resources, Forestry, State Parks, State Lands and the State of Nevada’s Historic Preservation Office. Mr. Drozdoff also served as lead Administrator of Nevada’s Division of Environmental Protection for over six years, and prior to that appointment, as Bureau Chief over both Mining and Water Control, two of the most critical Nevada mining regulatory bureaus. He also chaired the Nevada Public Employee Benefits Program Board, overseeing the benefits of over 30,000 public employees, retirees and their families.

Mr. Drozdoff will join the audit and finance committee and the compensation committee of the Board of Directors and will be eligible to receive all of the compensation and benefits provided for non-employee directors, including those described in Annex A to the Company’s Compensation Committee charter.

The press release announcing the changes to the board of the Company is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

d) Exhibits.

99.1	Press release dated February 15, 2018.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

COMSTOCK MINING INC.

Date: February 15, 2018	By:	/s/ Corrado De Gasperis
Name: Corrado De Gasperis Title: President, Chief Executive Officer and Executive Chairman (Principal Executive Officer and Principal Financial Officer)

EXHIBIT INDEX

99.1	Press release dated February 12, 2018.